Exhibit 10.1
AMENDED AND RESTATED EMPLOYMENT AGREEMENT
This AMENDED AND RESTATED AGREEMENT by and between Cereplast, Inc., a Nevada corporation, and any organization(s) under common control as defined in the Internal Revenue Code (the “Company”), and Frederic Scheer (the “Executive”) is effective as of August 1, 2011.
WHEREAS, the Board of Directors of the Company (the “Board”) has determined that it is in the best interests of the Company and its shareholders to continue to employ the Executive as President and Chief Executive Officer of the Company, and the Executive desires to continue to serve in that capacity;
WHEREAS, the Executive and the Company entered into an Employment Agreement dated as of August 1, 2006 and set to expire on July 31, 2011;
WHEREAS, the Executive and the Company desire to amend the employment terms to reflect the changes in the Executive’s compensation and to accurately set forth the Executive’s restrictive covenants; and
WHEREAS, in recognition that Executive’s skills and experience are essential to the on-going business, operations and prospects of the Company, the Company and Executive have agreed to this Amended and Restated Employment Agreement (“Agreement”);
NOW, THEREFORE, IT IS HEREBY AGREED THAT THE EMPLOYMENT AGREEMENT SHALL BE AMENDED AND RESTATED, EFFECTIVE AS OF AUGUST 1, 2011, TO READ AS FOLLOWS:
1. Term of Agreement.
The Company hereby agrees to continue to employ Executive, and Executive hereby accepts such continued employment, on the terms and conditions set forth herein, for a period commencing on August 1, 2011 and ending July 31, 2015 (the “Term”). Six months prior to the expiration of the Term, the Company and the Executive agree in good faith to enter into discussions on a new employment term and related employment agreement. Any rights that the Executive has to severance pay arising from a termination of his employment under this Agreement shall be governed exclusively by the provisions of Section 5.
2. Position and Duties. (a) The Executive shall be employed as President and Chief Executive Officer of the Company with responsibility for overall supervision and management of the Company’s operations. The Executive also serves as Chairman of the Board of Directors. In his executive capacities, the Executive shall report to and perform the duties reasonably assigned by, and shall comply with all lawful and reasonable directives and instructions of the Board.
(b) The Executive shall devote substantially all of his attention and time during normal business hours to the business and affairs of the Company and, to the extent necessary to discharge the responsibilities assigned to the Executive under this Agreement, use the Executive’s reasonable best efforts to carry out such responsibilities faithfully and efficiently, and not to engage in any other business activities while employed by the Company, except with the express consent of the Board. Notwithstanding the above, executive may serve as a non-fulltime member of the board of directors or other governing body of three organizations (provided that Executive’s service on the boards of the SPI Bioplastics Council and the Biodegradable Products Institute shall not count toward such limitation), or may participate in, charitable endeavors, political bodies, and other organizations, provided that such service or participation does not substantially and materially interfere with the performance of Executive’s duties hereunder.

3. Compensation. (a) Annual Base Salary. The Executive shall receive an annual base salary (“Annual Base Salary”) of Five Hundred Sixty Five Thousand Dollars ($565,000.00), payable in accordance with the regular payroll practices of the Company. The Base Salary shall become the minimum base salary under this Agreement and may not be decreased thereafter without the written consent of Employee. Executive’s Annual Base Salary shall be paid at periodic intervals in accordance with the Company’s normal payroll practices for its salaried employees.
(b) Performance-Based Annual Bonus and Discretionary Bonus. In addition to the Annual Base Salary, the Executive shall be eligible to receive, for each fiscal year or, in the case of a partial fiscal year, on a pro rata basis, a performance-based annual bonus and a discretionary bonus (together, “Annual Bonus”).
(i) The performance bonus shall not exceed fifty percent (50%) of Executive’s Annual Base Salary then in effect, with criteria set forth in writing and determined in good faith by the Board and its Compensation Committee.
(ii)The discretionary bonus shall be discretionary in nature and, if awarded, shall be determined by the Board and its Compensation Committee.
For any partial year at the beginning of the Employment Period, the Annual Bonus shall be prorated based on the number of days in the calendar year during which Executive is employed by the Company divided by three hundred sixty-five (365).
The Annual Bonus, less required tax deductions, shall be paid in a lump sum on or before the 15th day of the third month following the end of the Company’s fiscal year.
(c) Group Long Term Disability Benefits. The Company shall use commercially reasonable best efforts to secure a group long term disability policy (the “Policy”) that will cover Executive and the senior executives of the Company, which would provide income replacement benefits to the Executive on the most favorable terms reasonably obtainable.
Notwithstanding the foregoing, the Company would not be obligated to purchase and maintain the Policy if (i) the premium for such policy exceeds $1,200 per month (with respect to the Executive), in which case the Company shall procure the best possible such policy for $1,200 per month (with respect to the Executive), and (ii) the Executive does not cooperate in, or fails to pass, any medical examination reasonably required by the insurer.
(d) Other Benefits. During his employment pursuant to this Agreement: (i) The Executive shall be entitled to participate in all equity and other incentive, savings and retirement plans, practices, policies and programs of the Company to at least the same extent as other senior executives of the Company and (ii) the Executive and/or the Executive’s family, as the case may be, shall be eligible for participation, and shall receive all benefits under, all vacation pay, welfare benefit plans, practices, policies and programs provided by the Company (including, without limitation, medical, prescription, dental, disability, salary continuance, employee life insurance, group life insurance, accidental death and travel accident insurance plans and programs) to at least the same extent as other comparable executives of the Company. Without limiting the scope of the foregoing, if during the Term or any extended term of this Agreement the Company adopts any long-term incentive plan, bonus plan, stock option plan, or similar arrangement, and if under any such arrangement awards, grants or similar interests (“Awards”) are given to other executive employees of the Company, then at the time such Award is given to other executive employees the Executive shall be entitled to an Award of the same type on no less favorable terms as the highest-value Award given to any other executive employee.

(e) Automobile Allowance. Notwithstanding anything else herein to the contrary, the Company shall pay to the Executive a fixed amount equal to one thousand dollars ($1,000.00) per month on the last day of each month during the term of this Agreement as reimbursement to the Executive on a non-accountable basis of all expenses incurred by the Executive for the use of his automobile for Company business purposes, including but not limited to depreciation, repairs, maintenance, fuel and insurance. After the expiration of the first year of the term of this Agreement, the Company’s Board of Directors will review and may in its discretion authorize the Company to lease an automobile for the Executive.
(f) Expenses. The Executive shall be entitled to receive prompt reimbursement for all necessary and reasonable business expenses incurred by the Executive in carrying out the Executive’s duties under this Agreement (which shall include reasonable relocation, car allowance, and temporary living expenses in connection with Executive’s forthcoming employment assignment in Italy), provided that the Executive complies with the generally applicable policies, practices and procedures of the Company and complies with the proper submission of expense reports, receipts, or similar documentation of such expenses.
(g) Notwithstanding any provision of this Agreement (i) the compensation paid to Executive shall not exceed the amount that may be deducted by the Company on its federal income tax return for the fiscal year in which the compensation is paid, and (ii) any “incentive-based compensation” within the meaning of Section 10D of the Exchange Act will be subject to claw-back by the Company in the manner required by Section 10D(b)(2) of the Exchange Act, as determined by the applicable rules and regulations promulgated thereunder from time to time by the U.S. Securities and Exchange Commission.
4. Termination of Employment. (a) Death or Disability. The Executive’s employment shall terminate automatically upon the Executive’s death. The Company shall be entitled to terminate the Executive’s employment because of the Executive’s Disability during his employment. “Disability” means that the Executive has been unable, for a period of six (6) consecutive months, after reasonable accommodation, to perform the Executive’s duties under this Agreement, as a result of physical or mental illness or injury.
(b) By the Company. The Company may terminate the Executive’s employment for Cause or without Cause. “Cause” means: (i) a material breach of this Agreement; (ii) a major violation of the Company’s policies which would normally result in immediate discharge; (iii) repeated violation of the Company’s policies which, after warning, would normally result in discharge; (iv) theft or dishonesty; (v) personal conduct which reflects in a significant manner unfavorably on the Company’s reputation or business; (vi) willful, deliberate and premeditated acts of material significance which are against the Company’s interest; provided, however, that the Company may only terminate the Executive by reason of clauses (i) or (iii) above if the Executive has not remedied such breach or violation, as applicable, within thirty (30) days after receiving written notice from the Company specifying the details thereof.
(c) Date of Termination. The “Date of Termination” means (i) the date of the Executive’s death or,(ii) the effective date of the termination of the Executive’s employment by the Company for Executive’s Disability, for Cause or without Cause, or by the Executive voluntarily.

5. Obligations of the Company upon Termination.
(a) Termination Other Than For Cause by Company or Termination by Executive for Good Reason. If Executive’s services under this Agreement are terminated by the Company for any reason other than Cause, excluding termination in conjunction with a Change in Control of the Company (as defined below), prior to June 30, 2015 or if Executive resigns for Good Reason (as defined below), then, in consideration for the covenants contained in Section 8 below, Executive shall be entitled to receive the following payments and benefits (the “Separation Package”) and all other Company obligations to Executive under this Agreement will be automatically terminated and completely extinguished:
(i) the Company shall pay Executive an amount equal to one and one half times (1.5x) the Annual Base Salary in effect at the date of the termination; which amount (less applicable tax withholdings) shall be paid, subject to Section 5(e) below, in a lump sum on the sixtieth (60th) day following the date of Executive’s termination of employment;
(ii) the Company shall pay Executive the average of the previous two Annual Bonus payments or the previous year’s Annual Bonus if less than two years of bonuses have been paid under Section 3(b), which amount (less applicable tax withholdings) shall be paid, subject to Section 5(e) below, in a lump sum on the sixtieth (60th) day following the date of Executive’s termination of employment; and
(iii) the Company shall timely pay all required COBRA premiums to the Company’s health plan insurer in order to continue Executive’s health care coverage for the maximum period permitted by law, provided Executive timely elects COBRA coverage.
The Company shall also pay to the Executive, in a lump sum on the Date of Termination, the Executive’s accrued but unpaid cash compensation, that shall include but not be limited to, any portion of the Executive’s Annual Base Salary and or Annual Bonus previously approved by the Committee that has not yet been paid (the “Accrued Obligations”).
Payment of the Separation Package and any related benefits shall be conditioned upon Executive properly executing on or after the Date of Termination, and not revoking or attempting to revoke within the permitted timeframe, a general release of claims against the Company, its Board of Directors, its affiliates, and their employees and agents substantially in the form of Exhibit A or, in the event of a change in the law that would limit the effect of the release attached as Exhibit A, a general release that would have the same scope and effect as the release attached as Exhibit A (such release, the “Release”) and the Release becoming irrevocable. Executive shall not be entitled to receive the Separation Package and related benefits specified in this Agreement in the event Executive fails to timely execute the Release or if Executive timely revokes the Release.
For purposes of this Agreement, Executive’s resignation for “Good Reason” shall mean the resignation of employment by Executive following the occurrence of:
(i) a material diminution in Executive’s Base Salary without the consent of Executive;
(ii) the removal of the Executive as President, as Chief Executive Officer, or as the Chairman of the Board of Directors of the Company, the appointment of any co-President, co-Chief Executive Officer, or co-Chairman of the Board, the requirement that the Executive report or be subordinate to any person other than the Board, or the removal of the Executive’s right to hire or terminate employees of the Company;
(iii) a relocation of Executive’s regular office by more than fifty (50) miles from the Company’s headquarters or from one of the Company’s major manufacturing facilities (for the avoidance of doubt, Executive’s forthcoming employment assignment in Italy shall not be considered “Good Reason;”); or
(iv) The Company’s material breach of this Agreement.

In order for Executive to resign for Good Reason, Executive must provide advance written notice of such resignation to the Company within thirty (30) days following the initial existence of the action or event giving rise to Good Reason. The notice must specify an Effective Date of Termination that is not less than fifteen (15) days, nor more than thirty (30) days, after the date of the written notice, and Executive agrees that should the Company remedy the basis for such resignation prior to the Effective Date of Termination specified in the written notice, then Executive’s resignation will not be considered to be for Good Reason. The Company may relieve Executive of some or all of his duties, responsibilities and authority during any notice period, and such relief shall not serve as a basis for Executive to claim “Good Reason” under this Section 5, that the Company reinstates such duties, responsibilities and authority not later the last day of such notice period.
(b) Death or Disability. If the Executive’s employment is terminated by reason of the Executive’s death or Disability, the Company shall pay the Accrued Obligations to the Executive or the Executive’s estate or legal representative, as applicable, in the form and manner described in subsection (a) above. In addition, to the extent permitted by applicable law or regulation, the Company will assign to Executive’s estate as sole beneficiary the existing Company-purchased key man life insurance policy, to be kept in effect throughout the Term of this Agreement and any extensions, having death benefits equal to or greater than Executive’s Annual Base Salary; provided however, the Company would not be obligated to purchase and maintain such life insurance policy if (i) the premium on such policy exceeds $1,500 per year and (ii) the Executive does not cooperate in, or fails to pass, any medical examination reasonably required by the insurer. Beyond these benefits, the Company shall have no further obligations under this Agreement.
(c) Cause or Voluntary Termination. If the Executive’s employment is terminated by the Company for Cause, the Company shall pay the Executive Annual Base Salary through the Date of Termination and shall have no further obligations under this Agreement. If the Executive terminates voluntarily, the Company shall pay the Executive the Accrued Obligations and the Company shall have no further obligations under this Agreement.
(d) Change of Control. “Change of Control” is defined as (i) a sale of all or substantially all of the Company’s assets or more than fifty (50) percent of the total fair market value or total voting power of the Company’s outstanding stock to a purchaser or group (as defined in the regulations under Section 409A) that is unaffiliated with the Company in a single transaction or series of related transactions or (ii) a merger where the Company is not the surviving corporation with any entity that is unaffiliated with the Company. Notwithstanding the provisions of section 5(a) above, upon a Change of Control, Executive has the right to terminate this Agreement pursuant under the terms of this section and shall be entitled to benefits set forth hereunder. If a Change of Control occurs, Executive may elect to terminate this Agreement within 120 days after such Change of Control by giving written notice of such election to the Company. If Executive elects to terminate as a result of a Change of Control, the Company shall pay to Executive the total of 2.99 times his Annual Base Salary and the average of the previous two Annual Bonus payments or the previous year’s Annual Bonus if less than two years of bonuses have been paid, over 36 months after his Date of Termination. Executive’s unvested stock options, if any, shall immediately vest and Executive will also be entitled to continued health benefits as outlined in Section 5(d) above.
(e) Parachute Payment. If any payment or benefit the Executive would receive pursuant to a Change of Control or otherwise (“Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “ Excise Tax”), then such Payment shall be reduced to the Reduced Amount. The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax or (y) the largest portion, up to and including the total, of the Payment, whichever amount, after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in the Executive’s receipt, on an after-tax basis, of the greater amount of the Payment notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in payments or benefits constituting “parachute payments” is necessary so that the Payment equals the Reduced Amount, reduction shall occur in the following order unless the Executive elects in writing a different order (provided, however, that such election shall be subject to Company approval if made on or after the effective date of the event that triggers the Payment): (1) reduction of cash payments, (2) cancellation of accelerated vesting of equity awards, and (3) reduction of employee benefits. In the event that acceleration of vesting of equity award compensation is to be reduced, such acceleration of vesting shall be cancelled in the reverse order of the date of grant of the Executive’s equity awards unless the Executive elects in writing a different order for cancellation.

The accounting firm engaged by the Company for general audit purposes as of the day prior to the effective date of the Change of Control shall perform the foregoing calculations. If the accounting firm so engaged by the Company is serving as accountant or auditor for the individual, entity or group effecting the Change of Control, or is unwilling to perform this function, then the Company shall appoint a nationally recognized accounting firm to make the determinations required hereunder. The Company shall bear all expenses with respect to the determinations by such accounting or law firm required to be made hereunder.
The accounting firm engaged to make the determinations hereunder shall provide its calculations, together with detailed supporting documentation, to the Executive and the Company within fifteen (15) calendar days after the date on which the Executive’s right to a Payment is triggered (if requested at that time by the Executive or the Company) or such other time as requested by the Executive or the Company. If the accounting or law firm determines that no Excise Tax is payable with respect to a Payment, either before or after the application of the Reduced Amount, it shall furnish the Executive and the Company with an opinion reasonably acceptable to the Executive that no Excise Tax will be imposed with respect to such Payment. Any good faith determinations of the accounting or law firm made hereunder shall be final, binding and conclusive upon the Executive and the Company.
(f) Sole Compensation Upon Termination. The Separation Package provided Executive under this Section 5 are the only severance benefits to which Executive is entitled upon the termination of his employment with the Company, and no other benefits shall be provided to Executive by the Company pursuant to any other severance plan or program of the Company, except as required by applicable law. Executive acknowledges and agrees that but for his execution of this Agreement, he would not be entitled to the Separation Package provided under this Section 5.
(g) Specified Employee Payments. Notwithstanding the foregoing, if the Executive is a specified employee, as defined under Section 409A(a)(2)(B)(i) of the Code, on the date of Executive’s Date of Termination, to the extent that the payments or benefits under this Section 5 are considered deferred compensation under Section 409A of the Code, then all such payments or portions thereof that would have been paid during the six-month period following the Date of Termination shall instead be paid or distributed to Executive in a lump sum on the day next following the earlier of (i) the expiration of such six-month period or (ii) the date of Executive’s death.
(h) Vesting of Interests. If the Executive’s employment terminates under the circumstances described in subsection (a) or (b) above, then effective on the Date of Termination all unvested rights held by the Executive to any equity, quasi-equity, or similar interests, including but not limited to options, stock units, or stock appreciation rights, shall become fully vested.
6. No Mitigation. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement and such amounts shall not be reduced, regardless of whether the Executive obtains other employment.
7. Confidential Information; Non-Solicitation; No Conflict.
(a) The Executive shall hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data, customer information, supplier information, cost and pricing information, marketing and sales techniques, strategies and programs, research and development, unannounced product specifications and prototypes, computer programs and software and financial information relating to the Company or any of its affiliated companies and their respective businesses that the Executive obtains during the Executive’s employment by the Company or any of its affiliated companies and that is not public knowledge (other than as a result of the Executive’s violation of this paragraph (a) of Section 8) (“Confidential Information”). The Executive acknowledges that such Confidential Information is valuable and gives the Company a competitive advantage over those who do not know the information, and agrees to take all reasonable precautions necessary to prevent such disclosure or misuse. The Executive shall not communicate, divulge or disseminate Confidential Information at any time during or after the Executive’s employment with the Company except in the good faith performance of his duties hereunder, with the prior written consent of the Company or as otherwise required by law or legal process.

(b) Upon termination of the Executive’s employment with the Company for any reason, the executive agrees to return to the Company all of its property including originals and copies of Company issued keys, computers, cellular phones, business documents, computer software, printouts, advertisements, brochures, equipment, prototypes, manuals, notebooks, and any other record, document or tangible property relating to the Company and its business and shall not procure, photocopy or copy any property of the Company after notification of, or in anticipation of, termination of employment.
(c) (i) During his employment with the Company, the Executive will not, except with the prior written consent of the Board, directly or indirectly, own, manage, operate, join, control, finance or participate in the ownership, management, operation, control or financing of, or be connected as an officer, director, employee, partner, principal, agent, representative, consultant or otherwise with, or use or permit Executive’s name to be used in connection with, any business or enterprise which is engaged in any business that is competitive with any business or enterprise in which the Company is engaged, both within the United States and internationally.
(ii) The restrictions of subparagraph (c)(i) shall not be construed to prohibit the ownership by the Executive of less than two percent of any class of securities of any corporation which is engaged in any of the foregoing businesses having a class of securities registered pursuant to the Securities Exchange Act of 1934 (the “Exchange Act”), provided that such ownership represents a passive investment and that neither the Executive nor any group of persons including the Executive in any way, either directly or indirectly, manages or exercises control of any such corporation, guarantees any of its financial obligations, otherwise takes any part in its business, other than exercising the Executive’s rights as a shareholder, or seeks to do any of the foregoing.
(iii) In addition, the Executive agrees that he will not, for a period of 24 months after the termination of the Executive’s employment with the Company for any reason, or for a period of 36 months if the Executive terminates as a result of a Change of Control, without the prior written consent of the Company, whether directly or indirectly, (A) disrupt, damage, impair or interfere with the business of the Company by soliciting any employee, whether soliciting such person to be an employee, officer, director, agent, consultant or independent contractor, who is or at any time during the previous twelve months was an employee, representative, officer or director of the Company or any of its subsidiaries or (B) disrupt, damage, impair or interfere with the business of the Company by soliciting any customers or actively solicit, divert, or take away any of the Company’s customers using Confidential Information.
(d) The Executive represents to the Company that neither his continuation of employment hereunder nor the performance of his duties hereunder conflicts with any contractual commitment on his part to any third party or violates or interferes with any rights of any third party.
(e) The Executive acknowledges and agrees that the restrictions contained in this Section are reasonable and necessary to protect and preserve the legitimate interests, properties, goodwill and business of the Company, that the Company would not have entered into this Agreement in the absence of such restrictions and that irreparable injury will be suffered by the Company should the Executive breach any of those provisions. The Executive represents and acknowledges that (i) the Executive has been advised by the Company to consult Executive’s own legal counsel in respect of this Agreement, and (ii) that the Executive has had full opportunity, prior to execution of this Agreement, to review thoroughly this Agreement with the Executive’s counsel. The Executive further acknowledges and agrees that a breach of any of the restrictions in this Section cannot be adequately compensated by monetary damages. The Executive agrees that, in the case of any violation of the provisions of this Section 7, the Executive shall forfeit all payments not yet made under this Agreement at the time of any violation of this Section 7 and that the Company shall be entitled to preliminary and permanent injunctive relief, without the necessity of proving actual damages or posting of a bond, which rights shall be cumulative and in addition to any other rights or remedies to which the Company may be entitled at law or in equity. In the event that any of the provisions of this Section should ever be adjudicated to exceed the time or other limitations permitted by applicable law in any jurisdiction, it is the intention of the parties that the provision shall be amended to the extent of the maximum time or other limitations permitted by applicable law, that such amendment shall apply only within the jurisdiction of the court that made such adjudication and that the provision otherwise be enforced to the maximum extent permitted by law.

8. Inventions and Patents. (a) The Executive agrees that with respect to any inventions made by him or the Company during the Executive’s employment, solely or jointly with others, (i) that are made with the Company’s equipment, supplies, facilities, trade secrets or time, or (ii) that relate to the business of the Company or the Company’s actual or demonstrably anticipated research or development, or (iii) that result from the any work performed by the Executive for the Company, such inventions belong to the Company. The Executive also agrees that the Company shall have the right to keep such inventions as Confidential Information, if the Company chooses.
(b) As a condition of Executive’s receipt of the benefits provided for in this Agreement, Executive will execute the Company’s Confidential Information and Assignment of Inventions Agreement, a true and correct copy of which is attached to this Agreement as Exhibit B. Executive’s obligations under this Paragraph 8 (b). and Exhibit B shall continue in effect after the termination of his employment with the Company, whatever the reason or reasons for such termination, and Executive acknowledges and agrees that the Company shall have the right to communicate with any future or prospective employer of Executive concerning Executive’s continuing obligations under this Paragraph 8(b). and Exhibit B.
9. Successors. (a) This Agreement is personal to the Executive and, without the prior written consent of the Company, shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives.
(b) This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns (whether direct or indirect, by purchase, merger, consolidation or otherwise). As used in this Agreement, “Company” shall mean both the Company as defined above and any such successor by operation of law or otherwise.
10. Cooperation. Any time following the Date of Termination, promptly upon request by the Company, the Executive shall cooperate with the Company to the extent necessary to assist the Company in the transition of Executive’s responsibilities and in any litigation or administrative proceedings involving any matters with which the Executive was involved during his employment by the Company. The Company shall compensate the Executive for all time exceeding 8 hours per matter and reimburse Executive for any reasonable expenses incurred in providing the assistance.
11. Arbitration. The Company and the Executive mutually consent to the resolution by arbitration, in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association, of all claims or controversies arising out of the Executive’s employment (or its termination) that the Company may have against the Executive or that the Executive may have against the Company or against its officers, directors, shareholders, employees or agents in their capacity as such other than a claim which is primarily for an injunction or other equitable relief. The Executive and the Company acknowledge that this Agreement waives any right to trial by jury or class action relief. The Company shall bear all costs associated with the arbitration including, but not limited to, filing and/or administration costs, arbitrator’s fees and location expenses. The prevailing party in any arbitration or in any action involving injunctive relief shall be entitled to recover his or its attorneys; fees and costs as permitted by applicable law.

12. Miscellaneous. (a) This Agreement shall be governed by, and construed in accordance with, the laws of the State of California, without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.
(b) This Agreement may not be amended or modified except by a written agreement executed by the parties hereto or their respective successors and legal representatives.
(c) All notices and other communications under this Agreement shall be in writing and shall be given by hand to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:
If to the Executive:
Frederic Scheer
Personal & Confidential
at the address listed in Executive’s personnel file
If to the Company:

Cereplast, Inc.
300 N. Continental Blvd., Suite 100
El Segundo, California 90245
Attn: Chair, Compensation Committee of the Board of Directors
With a required copy to:

Cereplast, Inc.
300 N. Continental Blvd., Suite 100
El Segundo, California 90245
Attn: Legal Department
or to such other address as either party furnishes to the other in writing in accordance with this paragraph (c) of Section 11. Notices and communications shall be effective when actually received by the addressee.
(d) The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement. If any provision of this Agreement shall be held invalid or unenforceable in part, the remaining portion of such provision, together with all other provisions of this Agreement, shall remain valid and enforceable and continue in full force and effect to the fullest extent consistent with law.
(e) Notwithstanding any other provision of this Agreement, the Company may withhold from amounts payable under this Agreement all federal, state, local and foreign taxes that are required to be withheld by applicable laws or regulations.
(f) The Executive’s or the Company’s failure to insist upon strict compliance with any provision of, or to assert any right under, this Agreement shall not be deemed to be a waiver of such provision or right or of any other provision of or right under this Agreement.
(g) This Agreement may be executed in several counterparts, each of which shall be deemed an original, and said counterparts shall constitute but one and the same instrument.
13. The respective rights and obligations of the parties hereunder shall survive any termination of the Executive’s employment or arrangements to the extent necessary to the intended preservation of such rights and obligations, including, but not by way of limitation, those rights and obligations set forth in Sections 3, 5, 7 and 8, subject to giving effect to any explicit termination of such rights pursuant to the applicable Section.
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IN WITNESS WHEREOF, the Executive has hereunto set the Executive’s hand and, pursuant to the authorization of its Board of Directors, the Company has caused this Agreement to be executed in its name on its behalf, all as of the day and year first above written.

CEREPLAST, INC.		FREDERIC SCHEER

By:	/s/ Petros Kitsos	/s/ Frederic Scheer

Its:	Director and Chairman of the Compensation Committee
Dated: August 12, 2011

EXHIBIT A TO
FREDERIC SCHEER EMPLOYMENT AGREEMENT
Dated August 1, 2011
GENERAL RELEASE AND WAIVER OF CLAIMS
In consideration of the payments and other benefits set forth in the Employment Agreement dated August 1, 2011 (the “Agreement”), to which this form shall be deemed to be attached, Frederic Scheer (“Executive”) hereby agrees to the following general release and waiver of claims (“General Release”).
In exchange for the consideration provided to Executive by the Agreement that Executive is not otherwise entitled to receive, Executive hereby generally and completely releases Cereplast, Inc. (the “Company”) and its directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, affiliates, and assigns from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to my signing this General Release. This general release includes, but is not limited to: (1) all claims arising out of or in any way related to Executive’s employment with the Company or the termination of that employment; (2) all claims related to Executive’s compensation or benefits from the Company, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, or any other ownership interests in the Company; (3) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (4) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (5) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under Title VII of the 1964 Civil Rights Act, as amended, the Age Discrimination in Employment Act, the California Fair Employment and Housing Act, the Equal Pay Act of 1963, as amended, the provisions of the California Labor Code, the Americans with Disabilities Act, the Fair Labor Standards Act, the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), the Dodd-Frank Wall Street Reform and Consumer Protection Act, the Sarbanes-Oxley Act of 2002, and any other state, federal, or local laws and regulations relating to employment and/or employment discrimination. The only exceptions are claims Executive may have for unemployment compensation and worker’s compensation, Annual Base Salary (through the date of termination), outstanding business expenses, unused vacation earned through the date of termination of Executive, claims to accrued and vested benefits under the Company’s employee benefit plans, and claims to the severance benefits which are the consideration for this General Release.
Executive expressly waives and relinquishes any and all rights and benefits Executive now has or may have in the future under the terms of Section 1542 of the Civil Code of the State of California, which sections reads in full as follows:
A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.
Notwithstanding said Code Section, Executive knowingly and voluntarily waives the provisions of Section 1542 as well as any other statutory or common law provisions of similar effect and acknowledges and agrees that this waiver is an essential part of this Agreement.

Executive acknowledges that, among other rights, Executive is waiving and releasing any rights Executive may have under ADEA, that this General Release is knowing and voluntary, and that the consideration given for this General Release is in addition to anything of value to which Executive was already entitled as an executive of the Company. Executive further acknowledge that Executive has been advised, as required by the Older Workers Benefit Protection Act, that: (a) the General Release granted herein does not relate to claims under the ADEA which may arise after this General Release is executed; (b) Executive has the right to consult with an attorney prior to executing this General Release (although Executive may choose voluntarily not to do so); and (c) Executive has twenty-one (21) days from the date of termination of Executive’s employment with the Company in which to consider this General Release (although Executive may choose voluntarily to execute this General Release earlier, in which case he voluntarily waives the remainder of the twenty-one (21) day period); (d) Executive has seven (7) days following the execution of this General Release to revoke his consent to this General Release; and (e) this General Release shall not be effective until the seven (7) day revocation period has expired.
Executive acknowledges his continuing obligations under the Proprietary Information and Inventions Agreement and the non-solicitation provisions set forth in Section 6 of the Agreement. Nothing contained in this General Release shall be deemed to modify, amend or supersede the obligations set forth in that agreement.
By signing this General Release, Executive hereby represents that he is not aware of any affirmative conduct or the failure to act on the part of the Company, its officers, directors, and/or employees concerning the Company’s business practices, its reporting obligations, its customers and/or prospective customers, its products, and/or any other any other aspect of the Company’s business, which Executive has any reason to believe rises to the level of unfair, improper and/or unlawful conduct pursuant to any state or federal law, rule, regulation or order, including, but not limited to, any rule, regulation or decision promulgated or enforced by the Securities and Exchange Commission, or which has been promulgated or enforced by any other state or federal office or administrative body pursuant to the Sarbanes-Oxley Act of 2002.
With the exception of the terms set forth in the Proprietary Information Agreement and the non-solicitation provisions set forth in Section 6 of the Agreement, this General Release constitutes the complete, final and exclusive embodiment of the entire agreement between the Company and Executive with regard to the subject matter hereof. Executive is not relying on any promise or representation by the Company that is not expressly stated herein and the Company is not relying on any promise or representation by Executive that is not expressly stated herein. This General Release may only be modified by a writing signed by both Executive and a duly authorized officer of the Company.
The Company and Executive agree that for a period of ten (10) years after Executive’s employment with the Company ceases, they will not, in any communication with any person or entity, including any actual or potential customer, client, investor, vendor, or business partner of the Company, or any third party media outlet, make any derogatory or disparaging or critical negative statements — orally, written or otherwise — against the other, or against the Executive’s estate or affiliates, any of the Company’s directors, officers or employees. The parties acknowledge and agree that the obligation on the part of the Company not to make any derogatory statements as set forth in this paragraph shall only apply to the Company’s officers and directors.
The parties agree that this General Release does not in any way compromise or lessen Executive’s rights to be indemnified by the Company pursuant to the Company’s by-laws or certificate of incorporation, or otherwise be covered under any applicable insurance policies that Executive would otherwise be entitled to receive and/or be covered by.
Except as limited by applicable federal and state corporate and securities laws, and the requirements of the exchange(s) on which the Company’s shares are listed including, without limitation, requirements relating to claw-back of executive compensation, and the Company’s policies relating to such limitations, the parties agree that this General Release does not preclude Executive from enforcing his ownership rights pertaining to any stock or stock options which may have been purchased by Executive or granted to Executive by the Company pursuant to a written stock option grant and/or as memorialized in a written Board Resolution (and as reported periodically in the Company’s proxy statements).

CEREPLAST, INC.	FREDERIC SCHEER

By

Its

EXHIBIT B TO
FREDERIC SCHEER EMPLOYMENT AGREEMENT
Dated August 1, 2011
CEREPLAST, INC.
CONFIDENTIAL INFORMATION AND ASSIGNMENT OF INVENTIONS AGREEMENT
As an employee of Cereplast, Inc., its subsidiary or its affiliate (together, the “Company”), and in consideration of the compensation now and hereafter paid to me, I agree to the following:
1) Maintaining Confidential Information
a) Company Information. I agree at all times during the term of my employment and thereafter, except for the benefit of the Company, to hold in the strictest confidence, and not to use or to disclose to any person, firm or corporation without written authorization of the Board of Directors of the Company, any trade secrets, confidential knowledge, data or other proprietary information relating to products, processes, know-how, designs, formulas, developmental or experimental work, computer programs, data bases, other original works of authorship, customer lists, business plans, financial information or other subject matter pertaining to any Business of the Company or any of its clients, consultants or licensees.
b) Former Employer Information. I agree that I will not, during my employment with the Company, improperly use or disclose any proprietary information or trade secrets of my former or concurrent employers or companies, if any, and that, to my knowledge, I will not bring onto the premises of the Company any unpublished document or any property belonging to my former or concurrent employers or companies, if any, unless consented to in writing by said employers or companies.
c) Third Party Information. I recognize that the Company has received and in the future will receive from third parties their confidential or proprietary information subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. I agree that I owe the Company and such third parties, during the term of my employment and thereafter, a duty to hold all such confidential and proprietary information in the strictest confidence and not to disclose it to any person, firm or corporation (except as necessary in carrying out my work for the Company consistent with the Company’s agreement with such third party) or to use it for the Company’s benefit of anyone other than for the Company or such third party (consistent with Company’s agreement with such third party) without the express written authorization of the Board of Directors of Cereplast, Inc.
2) Retaining and Assigning Inventions and Original Works
a) Inventions and Original Works Assigned to the Company. I agree that I will promptly make full written disclosure to the Company, will hold in trust for the sole right and benefit of the Company, and will and hereby do assign to the Company all my right, title, and interest in and to any and all inventions, original works of authorship, developments, improvements or trade secrets which I may solely or jointly conceive or develop or reduce to practice, or cause to be conceived or developed or reduced to practice, during the period of time I am in the employ of the Company related to the Business of the Company. For purposes of this Agreement, the “Business of the Company” is defined as the design and manufacture of dental lasers, ophthalmic lasers for Presbyopia, and such other expansions related to the Business of the Company or entirely new markets the Company may enter during the term of my employment. I recognize, however, that Section 2870 of the California Labor Code (as set forth in Exhibit 1 attached hereto) exempts from assignment under this provision any invention as to which I can prove the following:
i)	It was developed entirely on my own time; and

ii)	No equipment, supplies, facilities or trade secrets of the Company were used in its development; and

iii)	It did not relate, at the time of its conception or its reduction to practice, to the Business of the Company or to the Company’s actual or demonstrably anticipated research and development; and

iv)	It did not result from any work performed by me for the Company.
I acknowledge that all original works of authorship which are made by me (solely or jointly with others) within the scope of my employments and which are protectable by copyright are “works made for hire,” as that term is defined in the United States Copyright Act (17 USCA, Section 101).
b) Inventions Assigned to the United States. I agree to assign to the United States government all my right, title, and interest in and to any and all inventions, original works of authorship, developments, improvements or trade secrets whenever such full title is required to be in the United States by a contract between the Company and the United States or any of its agencies.
c) Obtaining Letters Patent, Copyrights and Mask Work Rights. I agree that my obligation to assist the Company to obtain United States or foreign letters patent, copyrights, or mask work rights covering inventions, works of authorship, and mask works, respectively, assigned hereunder to the Company shall continue beyond the termination of my employment, but the Company shall compensate me at a reasonable rate for time actually spent by me at the Company’s request on such assistance. If the Company is unable because of my mental or physical incapacity or for any other reason to secure my signature to apply for or to pursue any application for any United States or foreign letters patent, copyright, or mask rights covering inventions or other rights assigned to the Company as above, then I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney in fact, to act for and in my behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of letters patent, copyrights, and mask work rights with the same legal force and effect as if executed by me. I hereby waive and quitclaim to the Company any and all claims, of any nature whatsoever, which I now or may hereafter have for infringement of any patents, copyrights, or mask work rights resulting from such application assigned hereunder to the Company.
d) Exception to Assignments. I understand that the provisions of this Agreements requiring assignment to the Company do not apply to any invention which qualifies fully under the provisions of Section 2870 of the California Labor Code, a copy of which is attached hereto as Exhibit 1. I understand that the Company will keep in confidence and will not disclose to third parties without my consent any confidential information disclosed in writing to the Company relating to inventions that qualify fully under the provisions of Section 2870 of the California Labor Code.
3) Returning Company Documents. I agree that to my best efforts, at the time of leaving the employ of the Company, I will deliver to the Company (and will not keep in my possession or deliver to anyone else) any and all devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, equipment, other documents or property, or reproductions of any aforementioned items belonging to the Company, its successors or assigns, which constitutes a trade secret(s) and/or proprietary information of the Company. In the event of the termination of my employment, I agree to sign and deliver the “Termination Certification” attached hereto as Exhibit 2.
4) Representations. I agree to execute any proper oath or verify any proper document required to carry out the terms of this Agreement. I represent that my performance of all the terms of this Agreement will not breach any agreement to keep in confidence proprietary information acquired by me in confidence or in trust prior to my employment by the Company. I have not entered into, and I agree I will not enter into, any oral or written agreement in conflict herewith.

5) General Provisions
a) Governing Law. This Agreement will be governed by the laws of the State of California.
b) Entire Agreement. This Agreement, together with the Employment Agreement to which it is attached as an exhibit, set forth the entire agreement and understanding between the Company and me relating to the subject matter herein and merges all prior discussions between us. No modification of or amendment to this Agreement, nor any waiver of any rights under this agreement, will be effective unless in writing signed by the party to be charged. Any subsequent change or changes in my duties, salary or compensation will not affect the validity or scope of this Agreement.
c) Severability. If one or more of the provisions in this Agreement are deemed void by law, then the remaining provisions will continue in full force and effect.
d) Successors and Assigns. This Agreement will be binding upon my heirs, executors, administrators and other legal representatives and will be for the benefit of the Company, its successors, its assigns, and any third parties for which the company has developed proprietary technology.
e) Notification to New Employer. In the event that I leave the employ of the Company, I hereby grant consent to notification by the Company to my new employer about my rights and obligations under this agreement.
Dated as of August 11, 2011

Signature

Frederic Scheer

Witness

EXHIBIT 1
TO

CONFIDENTIAL INFORMATION AND ASSIGNMENT OF INVENTIONS AGREEMENT
CALIFORNIA LABOR CODE SECTION 2870
EMPLOYMENT AGREEMENTS; ASSIGNMENT OF RIGHTS
“(a) Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either:
1)	Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual demonstrably anticipated research or development of the employee.

2)	Result from any work performed by the employee for the employer.
(b) To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.”

EXHIBIT 2
TO
CONFIDENTIAL INFORMATION AND ASSIGNMENT OF INVENTIONS AGREEMENT
CEREPLAST, INC.
TERMINATION CERTIFICATION
This is to certify that based on a reasonably diligent search by me, and to the best of my knowledge, I do not have in my possession, nor have I failed to return, any devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, equipment, other documents or property, or reproductions of any aforementioned items which is a trade secret and/or proprietary information belonging to Cereplast, Inc., its subsidiaries, affiliates, successors or assigns (together, the “Company”).
I further certify that, to the best of my knowledge, I have complied with all the terms of the Company’s Confidential Information And Assignment of Inventions Agreement signed by me.
I further agree that, in compliance with the Employee Proprietary Information Agreement, I will preserve as confidential all trade secrets, confidential knowledge, data or other proprietary information relating to products, processes, know-how, designs, formulas, developmental or experimental work, computer programs, data bases, other original works of authorship, customer lists, business plans, financial information or other subject matter pertaining to any Business of the Company or any of its clients, consultants or licensees which is proprietary and/or confidential information to the Company.
Date:

Frederic Scheer